FIRST AMENDMENT TO ASSET PURCHASE AGREEMENT

This First Amendment to Asset Purchase Agreement (this “Amendment”), dated as of August 2, 2012, is entered into by and between Sauer Energy, Inc., a Nevada corporation (“Purchaser”), and St George Investments LLC, an Illinois limited liability company (“Seller”).

A.

Purchaser and Seller previously entered into that certain Asset Purchase Agreement dated May 11, 2012 concerning assets previously owned by Helix Wind, Corp., a Nevada corporation (the “Purchase Agreement”).

B.

Pursuant to Section 12.3(F) of the Purchase Agreement, Purchaser and Seller now desire to amend the Purchase Agreement in accordance with the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the premises and the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.

Definitions.Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Purchase Agreement.

2.

Amendment.Section 1.5(A)(2) of the Purchase Agreement is amended as follows:

a.

The sentence in Section 1.5(A)(2) of the Purchase Agreement containing the definition of “Protection Period” shall be replaced in its entirety with the following:

The “Protection Period” begins on the date that is six (6) months from the earlier of (i) ninety (90) days from August 2, 2012 and (ii) the date the registration statement contemplated by that certain equity line of credit purchase agreement dated August 2, 2012 by and between Seller and Purchaser becomes effective, and ends when Purchaser has received cash consideration in the amount of at least five million dollars ($5,000,000) (the “Protection Amount”) from the issuance of Common Stock.

b.

For the avoidance of any doubt, Purchaser and Seller acknowledge and agree that any Dilutive Issuance occurring prior to the Protection Period asredefined in Section 2(a)above shall not trigger any obligation on the part of Purchaser to issue any Additional Shares to Seller pursuant to Section 1.5(A)(2) of the Purchase Agreement. Furthermore, Purchaser and Seller acknowledge and agree that any proceeds received by Purchaser from the sale of its equity or any financing prior to the commencement of the Protection Period as redefined in Section 2(a) above shall not be counted against the Protection Amount.

3.

Agreement to Issue Shares. In consideration of Seller’s willingness to agree to Section 2 hereof, Purchaser agrees to issue 2,000,000 shares of Common Stock (the “Shares”) to Seller.  Such grant of Shares shall be irrevocable; provided, however, that, as applicable, Seller shall apply the Shares received towards any future Common Stock issuance obligation on the part of

Purchaser arising under or with respect to the Purchase Agreement.  Purchaser shall issue the Shares to Seller upon the later of (a) January 1, 2013 and (b) Seller’s written request therefor.  The issuance of the Shares shall be subject to Section 1.6(E) of the Purchase Agreement, and Seller shall also be bound by Section 1.5(A)(1) with respect to the Shares it receives.

4.

Failure to Deliver Shares. Notwithstanding any other provision herein, Purchaser understands and agrees that Section 2 hereof shall terminate immediately upon Purchaser’s failure to comply with Section 3 hereof, meaning, among other things, that the definition of “Protection Period” in the Purchase Agreement shall at such time automatically revert to its original meaning under the Purchase Agreement effective as of the date of the Purchase Agreement, and Seller may thereafter exercise all rights available to it under the Purchase Agreement and applicable law as though the definition of “Protection Period” had never been amended under this Amendment.

5.

Other Terms Unchanged.  The Purchase Agreement, as amended by this Amendment, remains and continues in full force and effect, and is in all respects agreed to, ratified, and confirmed by the parties hereto. Any reference to the Purchase Agreement after the date of this Amendment is deemed to be a reference to the Purchase Agreement as amended by this Amendment.  If there is a conflict between the terms of this Amendment and the Purchase Agreement, the terms of this Amendment shall control.

6.

Headings. The headings contained in this Amendment are for reference purposes only and do not affect in any way the meaning or interpretation of this Amendment.

7.

Governing Law.  This Amendment shall be governed by and construed in accordance with the laws of the State of California, without regard to its or any other jurisdiction’s conflicts of laws principals.

8.

Attorneys’ Fees.  In the event of any action at law or in equity to enforce or interpret the terms of this Amendment, the parties agree that the party who is awarded the most money shall be deemed the prevailing party for all purposes and shall therefore be entitled to an additional award of the full amount of the attorneys’ fees and expenses paid by such prevailing party in connection with the litigation and/or dispute without reduction or apportionment based upon the individual claims or defenses giving rise to the fees and expenses.  Nothing herein shall restrict or impair a court’s power to award fees and expenses for frivolous or bad faith pleading.

9.

Counterparts. This Amendment may be executed in any number of counterparts with the same effect as if all signing parties had signed the same document.  All counterparts shall be construed together and constitute the same instrument. The exchange of copies of this Amendment and of signature pages by facsimile transmission or other electronic transmission (including email) shall constitute effective execution and delivery of this Amendment as to the parties and may be used in lieu of the original Amendment for all purposes.  Signatures of the parties transmitted by facsimile transmission or other electronic transmission (including email) shall be deemed to be their original signatures for all purposes.

[Remainder of page intentionally left blank; signature page to follow]

IN WITNESS WHEREOF the parties have executed this Amendment as of the date first-above written.

PURCHASER:

SAUER ENERGY, INC.

By:

Dieter Sauer, CEO and President

SELLER:

ST GEORGE INVESTMENTS LLC

By: FIFE TRADING INC., its Manager

By:

     John M. Fife, President

[Signature page to First Amendment to Asset Purchase Agreement]